Exhibit 99.1

BRIGHTVIEW REPORTS FIRST QUARTER FISCAL 2024 RESULTS, REAFFIRMS 2024 GUIDANCE AND ANNOUNCES SALE OF NON-CORE BUSINESS

BLUE BELL, PA, January 31, 2024 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the first quarter ended December 31, 2023.

FIRST QUARTER FISCAL 2024 SUMMARY

•
Total revenue decreased 4.5% year-over-year to $626.7 million.
•
Net loss decreased 13.2% year-over-year to $16.4 million; reflects 30-basis point improvement in Net Loss margin.
•
Adjusted EBITDA decreased 3.9% to $46.7 million; Adjusted EBITDA margin expansion of 10-basis points.
•
Year-to-date net cash provided by operating activities of $26.2 million, an increase of $55.8 million
•
Year-to-date free cash inflow of $17.3 million, an increase of $72.7 million compared to an outflow of $55.4 million in the prior year.

RECENT HIGHLIGHTS

•
Strategic sale of non-core US Lawns franchise business in January for cash proceeds of $51.6 million

COMPANY REAFFIRMS FISCAL YEAR 2024 GUIDANCE

Total Revenue	$2.825 - $2.975 billion
Adjusted EBITDA[1]	$310 - $340 million
Free Cash Flow[1]	$45 - $75 million

“I am pleased to report that we are off to a solid start to fiscal 2024 as we achieved meaningful progress on our objectives outlined under One BrightView,” said BrightView President and Chief Executive Officer Dale Asplund. “A continued focus on profitable growth in our core business, another quarter of strong performance converting our Development backlog, and execution of our cost efficiency plans led to EBITDA margin expansion for the quarter. We remain confident in our ability to execute our strategic initiatives and are encouraged by the momentum driving our business. Given these trends, we are reaffirming our guidance for fiscal 2024. Additionally, we announced the January divestiture of our non-core US Lawns franchise business. This strategic action aligns with our focus on the core business and will allow us to reinvest the proceeds back into the company."

1 Adjusted EBITDA and Free Cash Flow are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing quantitative reconciliations of its financial outlook for Adjusted EBITDA to net (loss), or Free Cash Flow to Cash flows provided by operating activities, the corresponding GAAP measures, because the GAAP measures that are excluded from its non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable & potentially significant impact on its future GAAP financial results.

Fiscal 2024 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended December 31,
($ in millions, except per share figures)	2023	2022	Change
Revenue	$626.7	$655.9	(4.5%)
Net (Loss)	$(16.4)	$(18.9)	13.2%
Net (Loss) Margin	(2.6%)	(2.9%)	30 bps
Adjusted EBITDA	$46.7	$48.6	(3.9%)
Adjusted EBITDA Margin	7.5%	7.4%	10 bps
Adjusted Net Income (Loss)	$3.0	$(1.2)	350.0%
Basic (Loss) per Share	$(0.27)	$(0.20)	(35.0%)
Weighted average number of common shares outstanding	94.0	93.3	0.8%
Adjusted Earnings (Loss) per Share	$0.02	$(0.01)	300.0%
Adjusted weighted average number of common shares outstanding	148.2	93.3	58.8%

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, and Adjusted weighted average number of common shares outstanding are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

For the first quarter of fiscal 2024, total revenue decreased 4.5% to $626.7 million driven by a $22.1 million decrease in snow removal revenue and an $18.8 million decrease in our commercial landscaping business. These decreases were partially offset by an increase of $11.0 million in Development services organic revenues year-over-year.

Fiscal 2024 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended December 31,
($ in millions)	2023	2022	Change
Landscape Maintenance	$402.6	$421.4	(4.5%)
Snow Removal	$39.7	$61.8	(35.8%)
Total Revenue	$442.3	$483.2	(8.5%)
Adjusted EBITDA	$42.0	$50.5	(16.8%)
Adjusted EBITDA Margin	9.5%	10.5%	(100) bps
Capital Expenditures	$7.7	$24.0	(67.9%)

For the first quarter of fiscal 2024, revenue in the Maintenance Services Segment decreased by $40.9 million, or 8.5%, from the prior year. Snow removal services revenue decreased $22.1 million, primarily due to lower snowfall relative to the prior period1. Commercial landscaping services decreased $18.8 million, or 4.5%, largely underpinned by a decline in our ancillary services business.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended December 31, 2023 decreased by $8.5 million to $42.0 million from $50.5 million in the 2023 period. Segment Adjusted EBITDA Margin decreased 100 basis points, to 9.5%, in the three months ended December 31, 2023, from 10.5% in the 2022 period. The decreases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by the decreases in net service revenues described above, partially offset by decreased labor-related costs.

Development Services - Operating Highlights
	Three Months Ended December 31,
($ in millions)	2023	2022	Change
Revenue	$185.4	$174.4	6.3%
Adjusted EBITDA	$19.6	$16.5	18.8%
Adjusted EBITDA Margin	10.6%	9.5%	110 bps
Capital Expenditures	$1.2	$2.0	(40.0%)

For the first quarter of fiscal 2024, revenue in the Development Services Segment increased by $11.0 million, or 6.3%, compared to the prior year. The increase was principally driven by an increase in Development Services project volumes of $11.0 million.

Adjusted EBITDA for the Development Services Segment for the three months ended December 31, 2023 increased $3.1 million, to $19.6 million, compared to the prior year. Segment Adjusted EBITDA Margin increased 110 basis points, to 10.6% for the quarter from 9.5% in the prior year. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in net service revenues described above, coupled with savings primarily from cost management initiatives.

1 As defined by the National Oceanic Atmospheric Administration, U.S. Department of Commerce (“NOAA”) for the Company's footprint during the respective three-month periods

Total BrightView Cash Flow Metrics
	Three Months Ended December 31,
($ in millions)	2023	2022	Change
Net Cash Provided (Used) by Operating Activities	$26.2	$(29.6)	188.5%
Free Cash Flow	$17.3	$(55.4)	131.2%
Capital Expenditures	$10.1	$27.2	(62.9%)

Net cash provided by operating activities for the three months ended December 31, 2023 increased $55.8 million, to an inflow of $26.2 million, from an outflow of $29.6 million in the prior year. This increase was due to increases in cash provided by accounts receivable, and unbilled and deferred revenue. This was partially offset by an increase in cash used by accounts payable and other operating liabilities, and other operating assets.

Free Cash Flow increased $72.7 million to an inflow of $17.3 million for the three months ended December 31, 2023 from an outflow of $55.4 million in the prior year. The increase in Free Cash Flow was due to an increase in net cash provided by operating activities coupled with a decrease in cash used for capital expenditures, each as described below.

For the three months ended December 31, 2023, capital expenditures were $10.1 million, compared with $27.2 million in the prior year.

Total BrightView Balance Sheet Metrics
($ in millions)	December 31, 2023	September 30, 2023	December 31, 2022
Total Financial Debt[1]	$924.1	$937.5	$1,476.5
Minus:
Total Cash & Equivalents	64.5	67.0	22.4
Total Net Financial Debt[2]	$859.6	$870.5	$1,454.1
Total Net Financial Debt to Adjusted EBITDA ratio[3]	2.9x	2.9x	4.9x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of December 31, 2023, the Company’s Total Net Financial Debt was $859.6 million, a decrease of 10.8 million compared to $870.5 million as of September 30, 2023. The company's Total Net Financial Debt to Adjusted EBITDA ratio was 2.9x as of December 31, 2023, and September 30, 2023.

Conference Call Information

A conference call to discuss the first quarter fiscal 2024 financial results is scheduled for February 1, 2024, at 8:30 a.m. ET. The U.S. toll free dial-in for the conference call is (833) 470-1428 and the international dial-in is +1 (929) 526-1599. The Conference ID is 982389. A live audio webcast of the conference call will be available on the Company’s investor website www.Investor.Brightview.com, where presentation materials will be posted prior to the call.

A replay of the call will be available until 11:59 p.m. ET on February 8, 2025. To access the recording, dial (929) 458-6194 (Conference ID 627917).

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains some of the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on Twitter, Facebook, and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements relating to our fiscal 2024 guidance and other statements related to our goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as “outlook,” “guidance,” “projects,” “continues,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative variations of these words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which are subject to risks, uncertainties, assumptions, changes in circumstances or other factors outside of the Company’s control that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to: general business, economic and financial conditions; increases in raw material costs, fuel prices, wages and other operating costs, and changes in our ability to source adequate supplies and materials in a timely manner; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; the failure to enter into profitable contracts, or maintaining customer contracts that are unprofitable; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the seasonal nature of our landscape maintenance services; our dependence on weather conditions and the impact of severe weather and climate change on our business; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; the level, timing and location of snowfall; our ability to retain or hire our executive management and other key personnel; our ability to attract and retain field and hourly employees, trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; tax increases and changes in tax rules; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems; our failure to comply with data privacy regulations; our ability to adequately protect our intellectual property; our substantial indebtedness; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness; risks related to counterparty credit worthiness or non-performance of the derivative financial instruments we utilize; restrictions imposed by our debt agreements that limit our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions, or other general corporate requirements; any future sales, or the perception of future sales, of common stock by us or our affiliates, which could cause the market price for our common stock to decline; the ability of KKR BrightView Aggregator L.P., Birch-OR Equity Holdings, LLC and Birch Equity Holdings, LP, which collectively hold approximately 71% of our shares as of December 31, 2023, to exert significant influence over us; the impact of holders of Series A Preferred Stock having different interests from, and certain voting rights that may be voted in a manner deemed adverse to, holders of our common stock; the dividend, liquidation, and redemption rights of the holders of our Series A Preferred Stock; risks related to natural disasters, terrorist attacks, public health emergencies, including pandemics, heightened inflation, geopolitical conflicts, recession, financial market disruptions, other economic conditions, and other external events; our ability to pursue and achieve our environmental, social and corporate governance goals and targets and the possibility that complying with such standards and meeting our goals may be significantly more costly than anticipated; and costs and requirements imposed as a result of maintaining compliance with the requirements of being a public company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2023, and such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income (Loss)”, “Adjusted Earnings (Loss) per Share”, “Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net (loss) income before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income (Loss): We define Adjusted Net Income (Loss) as net (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings (Loss) per Share: We define Adjusted Earnings (Loss) per Share as Adjusted Net Income (Loss) divided by the Adjusted Weighted Average Number of Common Shares Outstanding.

Adjusted Weighted Average Number of Common Shares Outstanding: We define Adjusted Weighted Average Number of Common Shares Outstanding as the weighted average number of common shares outstanding used in the calculation of basic earnings per share plus shares of common stock related to the Series A Preferred Stock on an as-converted basis, assumed to be converted for the entire period. The addition of shares of common stock related to the Series A Convertible Preferred Stock on an as-converted basis reflects the dilutive impact of the potential conversion of the Series A Preferred Stock and is expected to provide comparability in future periods.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net (loss) or the ratio of net (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to the same or other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
BrightView Holdings, Inc.	David Freireich, VP of Communications & Public Affairs
IR@BrightView.com	484.567.7244
David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	December 31, 2023	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$64.5	$67.0
Accounts receivable, net	418.9	442.3
Unbilled revenue	107.8	143.5
Other current assets	99.7	89.3
Total current assets	690.9	742.1
Property and equipment, net	302.8	315.2
Intangible assets, net	122.1	132.3
Goodwill	2,021.5	2,021.4
Operating lease assets	86.0	86.1
Other assets	40.2	55.1
Total assets	$3,263.5	$3,352.2
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$120.2	$136.2
Deferred revenue	90.9	68.2
Current portion of self-insurance reserves	53.4	54.8
Accrued expenses and other current liabilities	129.5	180.2
Current portion of operating lease liabilities	27.2	27.3
Total current liabilities	421.2	466.7
Long-term debt, net	879.8	888.1
Deferred tax liabilities	41.0	51.1
Self-insurance reserves	108.1	105.1
Long-term operating lease liabilities	65.2	65.1
Other liabilities	33.0	34.6
Total liabilities	1,548.3	1,610.7
Mezzanine equity:
Series A convertible preferred shares, $0.01 par value, 7% cumulative dividends; 500,000 shares issued and outstanding as of December 31, 2023 and September 30, 2023, aggregate liquidation preference of $512.0 and $503.2 as of December 31, 2023 and September 30, 2023, respectively	507.1	498.2
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2023 and September 30, 2023	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 107,800,000 and 106,600,000 shares issued and 94,400,000 and 93,600,000 shares outstanding as of December 31, 2023 and September 30, 2023, respectively	1.1	1.1
Treasury stock, at cost; 13,400,000 and 13,000,000 shares as of December 31, 2023 and September 30, 2023, respectively	(172.9)	(170.4)
Additional paid-in capital	1,527.4	1,530.8
Accumulated deficit	(151.7)	(135.3)
Accumulated other comprehensive income	4.2	17.1
Total stockholders’ equity	1,208.1	1,243.3
Total liabilities, mezzanine equity and stockholders’ equity	$3,263.5	$3,352.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,
	2023	2022
(in millions)*
Net service revenues	$626.7	$655.9
Cost of services provided	492.9	508.3
Gross profit	133.8	147.6
Selling, general and administrative expense	129.9	137.6
Amortization expense	10.1	11.9
(Loss) income from operations	(6.2)	(1.9)
Other (income)	(1.2)	(0.7)
Interest expense	17.1	23.2
(Loss) before income taxes	(22.1)	(24.4)
Income tax (benefit)	(5.7)	(5.5)
Net (loss)	$(16.4)	$(18.9)
Less: dividends on Series A convertible preferred shares	8.9	-
Net (loss) attributable to common stockholders	$(25.3)	$(18.9)
(Loss) per share:
Basic and diluted (loss) per share	$(0.27)	$(0.20)

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended December 31,
	2023	2022
(in millions)*
Maintenance Services	$442.3	$483.2
Development Services	185.4	174.4
Eliminations	(1.0)	(1.7)
Net Service Revenues	$626.7	$655.9
Maintenance Services	$42.0	$50.5
Development Services	19.6	16.5
Corporate	(14.9)	(18.4)
Adjusted EBITDA	$46.7	$48.6
Maintenance Services	$7.7	$24.0
Development Services	1.2	2.0
Corporate	1.2	1.2
Capital Expenditures	$10.1	$27.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended December 31,
	2023	2022
(in millions)*
Cash flows from operating activities:
Net (loss)	$(16.4)	$(18.9)
Adjustments to reconcile net (loss) to net cash provided (used) by operating activities:
Depreciation	25.6	27.1
Amortization of intangible assets	10.1	11.9
Amortization of financing costs and original issue discount	0.7	0.9
Deferred taxes	(6.7)	(8.3)
Equity-based compensation	5.1	5.6
Realized (gain) on hedges	(2.9)	(3.0)
Other non-cash activities	1.9	0.6
Change in operating assets and liabilities:
Accounts receivable	21.0	(15.6)
Unbilled and deferred revenue	58.4	23.7
Other operating assets	(9.9)	(5.8)
Accounts payable and other operating liabilities	(60.7)	(47.8)
Net cash provided (used) by operating activities	26.2	(29.6)
Cash flows from investing activities:
Purchase of property and equipment	(10.1)	(27.2)
Proceeds from sale of property and equipment	1.2	1.4
Business acquisitions, net of cash acquired	—	(10.0)
Other investing activities	0.3	0.8
Net cash (used) by investing activities	(8.6)	(35.0)
Cash flows from financing activities:
Repayments of finance lease obligations	(7.5)	(8.7)
Repayments of term loan	—	(3.0)
Repayments of receivables financing agreement	(9.5)	(114.0)
Proceeds from receivables financing agreement, net of issuance costs	0.5	171.0
Proceeds from revolving credit facility	—	24.0
Debt issuance and prepayment costs	(0.4)	—
Proceeds from issuance of common stock, net of share issuance costs	0.2	0.3
Repurchase of common stock and distributions	(2.5)	(1.2)
Contingent business acquisition payments	(1.0)	(1.6)
Other financing activities	0.1	0.1
Net cash (used) provided by financing activities	(20.1)	66.9
Net change in cash and cash equivalents	(2.5)	2.3
Cash and cash equivalents, beginning of period	67.0	20.1
Cash and cash equivalents, end of period	$64.5	$22.4
Supplemental Cash Flow Information:
Cash (received) paid for income taxes, net	$(0.2)	$—
Cash paid for interest	$18.0	$21.7
Non-cash Series A Preferred Stock dividends	$8.9	$—

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,
(in millions)*	2023	2022
Adjusted EBITDA
Net (loss)	$(16.4)	$(18.9)
Plus:
Interest expense, net	17.1	23.2
Income tax (benefit)	(5.7)	(5.5)
Depreciation expense	25.6	27.1
Amortization expense	10.1	11.9
Business transformation and integration costs (a)	10.7	4.7
Equity-based compensation (b)	5.3	5.7
COVID-19 related expenses (c)	—	0.4
Adjusted EBITDA	$46.7	$48.6
Adjusted Net Income (Loss)
Net (loss)	$(16.4)	$(18.9)
Plus:
Amortization expense	10.1	11.9
Business transformation and integration costs (a)	10.7	4.7
Equity-based compensation (b)	5.3	5.7
COVID-19 related expenses (c)	—	0.4
Income tax adjustment (d)	(6.7)	(5.0)
Adjusted Net Income (Loss)	$3.0	$(1.2)
Free Cash Flow
Cash flows provided by operating activities	$26.2	$(29.6)
Minus:
Capital expenditures	10.1	27.2
Plus:
Proceeds from sale of property and equipment	1.2	1.4
Free Cash Flow	$17.3	$(55.4)
Adjusted Earnings per Share
Numerator:
Adjusted Net Income (Loss)	$3.0	$(1.2)
Denominator:	—	—
Weighted average number of common shares outstanding – basic and diluted	93,986,000	93,252,000
Plus:
Dilutive impact of Series A convertible preferred stock as-converted	54,242,000	—
Adjusted weighted average number of common shares outstanding	148,228,000	93,252,000
Adjusted Earnings per Share	$0.02	$(0.01)

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation costs, and other.

	Three Months Ended December 31,
(in millions)*	2023	2022
Severance and related costs	$2.5	$0.1
Business integration (e)	0.6	2.7
IT infrastructure, transformation, and other (f)	7.6	1.9
Business transformation and integration costs	$10.7	$4.7

(b)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(c)
Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment and cleaning and supply purchases, and other.
(d)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income (Loss) and the removal of the applicable discrete tax items, which collectively result in a reduction of income tax (benefit). The tax effect of pre-tax items excluded from Adjusted Net Income (Loss) is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Three Months Ended December 31,
(in millions)*	2023	2022
Tax impact of pre-tax income adjustments	$7.4	$6.0
Discrete tax items	(0.7)	(1.0)
Income tax adjustment	$6.7	$5.0

(e)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, and fleet and uniform rebranding costs. The Company excludes Business integration costs from the measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(f)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

Total Financial Debt and Total Net Financial Debt
(in millions)*	December 31, 2023	September 30, 2023	December 31, 2022
Long-term debt, net	$879.8	$888.1	$1,409.5

Plus:
Current portion of long term debt	—	—	12.0
Financing costs, net	6.1	6.6	10.2
Present value of net minimum payment - finance lease obligations (g)	38.2	42.8	44.8
Total Financial Debt	924.1	937.5	1,476.5
Less: Cash and cash equivalents	(64.5)	(67.0)	(22.4)
Total Net Financial Debt	$859.6	$870.5	$1,454.1
Total Net Financial Debt to Adjusted EBITDA ratio	2.9x	2.9x	4.9x

(g)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.